EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

[LOGO]

              WEEKLY COMMENTARY FOR THE WEEK ENDED OCTOBER 15, 2004

The Fund sustained losses over the past week. Positions in the metals sector were hit particularly hard. Setbacks also came from positions in stock indices and currencies. Gains were a result of positions in the energy and financial sectors. Class B units in the Grant Park Fund lost an estimated 2.1% for the week leaving them up an estimated 0.75% for the month and down an estimated 16.79% year-to-date.

Long positions in base metals experienced significant losses as prices for raw materials plunged on speculation that the robust Chinese economy might be slowing to more manageable levels. Data showing that imports for September increased by 22% over September of 2003 was considerably lower than the 33% gain analysts expected. Further evidence of a slowdown came when Beijing reported that both money supply growth and demand for loans during the month of August were significantly lower compared to August of 2003. Bearish news dominated the market when a Tuesday report by the International Copper Study Group showed that copper use in China was 21% lower in July versus June of this year. Copper-futures in New York sustained their biggest one-day loss in 14 years as prices there fell by 11% on Wednesday. The contract settled the week 16.05 cents lower at $1.3090 per pound after establishing a 23.2 cent range for the week. Overseas positions lost as nickel prices on the London Metals Exchange plummeted 17% on Wednesday while aluminum fell 7%. Prices for LME copper and lead contracts also settled the week at much lower levels. Long positions in precious metals also lost as gold was $4.40 lower for the week while silver was down 18.5 cents. It should be noted that the Fund has pared long positions in both base and precious metals and maintains reduced long positions in the sector as of this writing.

Long positions in stock indices sustained losses as share prices around the world softened in response to higher energy prices and the slowing demand from China as noted above. While the NASDAQ finished the week virtually unchanged the S&P lost 13.80 points as investors worried that higher oil prices would have a negative impact on earnings. Insurance stocks also contributed to the sell-off as prices of shares from that sector significantly declined in the wake of charges leveled by the New York attorney general alleging collusion among firms in that industry. Long positions overseas lost ground as the German DAX lost 2.33% while the CAC in Paris fell 1.80%. The FTSE in London was 1.62% lower. Asian shares also ended the week lower on fears that a slowdown in the Chinese economy would put a damper on exports. The Tokyo Nikkei fell 3.23% while the Hang Seng in Hong Kong lost 1.37%.

Positions in foreign currencies also lost ground during a mixed week for the U.S. dollar. Short positions in the British pound were losers as that currency gained against the greenback. Long positions in the Mexican peso sustained losses as the dollar finished the week firmer against that currency.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com

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On the positive side, long positions in the financial sector were profitable as prices for domestic and foreign fixed income instruments were higher by the end of the week. Prices for U.S. Treasurys finished the week higher as investors were heartened by comments from Federal Reserve chairman Alan Greenspan. The Fed chief said that the recent highs in the crude oil market do not pose a risk of higher inflation at this time. Thirty-year bonds closed the week 27/32s higher while both Ten- and Five-year notes ended the session firmer. Overseas positions also gained as prices for Australian bonds, German bunds and Japanese bond were all higher at the end of the week.

Lastly, longs in the energy sector were profitable as the price of crude oil continued to soar. The November contract settled the week at $54.93, a gain of $1.62 from last week's close. Heating oil climbed 9.51 cents to $1.5491 per gallon. Longs in the natural gas lost ground as prices there fell 45.4 cents for the week.






















              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com